Exhibit 1.2

Pricing Agreement

April 3, 2013

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays Bank PLC (the “Bank”) proposes to issue $1,000,000,000 aggregate principal amount of 7.75% Fixed to Fixed Rate Contingent Capital Notes due April 2023 Callable April 2018 (the “Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription prices set forth in Schedule II hereto the amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated October 6, 2010 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

In addition, the Bank represents and warrants to, and agrees with, each of the Underwriters that the listing prospectus in respect of the Designated Securities, expected to be dated on or about April 8, 2013, as of its date, will contain all material information with regard to the Bank and its subsidiaries, such information will be true and accurate in all material respects and not misleading and will not omit to state any other fact required to be stated therein or the omission of which would make any information contained therein misleading in any material respect and all reasonable enquiries will have been made to ascertain such facts and to verify the accuracy of all such information and otherwise will comply with the relevant rules made under Section 73A of the U.K. Financial Services and Markets Act 2000.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 1:45 p.m. New York time on April 3, 2013. Each “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as an Exhibit hereto.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Bank on the other.

Very truly yours,

BARCLAYS BANK PLC

/s/ J. Moreland
Name:	J. Moreland
Title:	Managing Director, Barclays Treasury

Pricing Agreement

Accepted as of the date hereof

at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Paige Maire
Name:	Paige Maire
Title:	Managing Director

Pricing Agreement

SCHEDULE I

Principal Amount of the Notes

Underwriter

Barclays Capital Inc.	$580,000,000

BNP Paribas Securities Corp.	$75,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$75,000,000

Morgan Stanley & Co. LLC	$75,000,000

Wells Fargo Securities, LLC	$75,000,000

Banco Bilbao Vizcaya Argentaria, S.A.	$10,000,000

Capital One Southcoast, Inc.	$10,000,000

Commerz Markets LLC	$10,000,000

ING Bank N.V. Belgian Branch	$10,000,000

Lloyds Securities Inc.	$10,000,000

Mediobanca – Banca di Credito Finanziario S.p.A.	$10,000,000

Mizuho Securities USA Inc.	$10,000,000

RBC Capital Markets, LLC	$10,000,000

Santander Investment Securities Inc.	$10,000,000

Scotia Capital (USA) Inc.	$10,000,000

SMBC Nikko Capital Markets Limited	$10,000,000

TD Securities (USA) LLC	$10,000,000

Total	$1,000,000,000

I-1

SCHEDULE II

Titles of Designated Securities

$1,000,000,000 7.75% Fixed to Fixed Rate Contingent Capital Notes due April 2023 Callable April 2018

Price to Public:

100% of principal amount

Subscription Price by Underwriters:

99.00% of the aggregate principal amount with respect to the Notes; in addition, with respect to $121,850,000 aggregate principal amount of such Notes, Barclays Capital Inc. will receive an additional commission of 0.50% of such aggregate principal amount for the benefit of certain dealers.

In addition, the Bank agrees to pay a structuring fee of 0.50% on the aggregate principal amount of the Notes to Barclays Capital Inc.

Form of Designated Securities:

The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company issued pursuant to the Dated Subordinated Debt Securities Indenture dated October 12, 2010 between Barclays Bank PLC and The Bank of New York Mellon, as supplemented by the Second Supplemental Indenture to be dated April 10, 2013 between Barclays Bank PLC and The Bank of New York Mellon.

Securities Exchange, if any:

London Stock Exchange.

Interest Rate:

Interest will accrue on the Notes from the date of their issuance. From (and including) the date of issuance to (but excluding) the Reset Date, interest will accrue on the notes at an initial rate equal to 7.75% per annum, and thereafter at a rate equal to the sum of (1) the prevailing Mid Market Swap Rate (as defined herein) on the Reset Determination Date and (2) 6.833% per annum, from and including the Reset Date.

Interest Payment Dates:

Interest will be payable on the Notes semi-annually in arrear on April 10 and October 10 in each year, commencing on October 10, 2013.

Reset Date:

April 10, 2018.

Reset Determination Date:

The second Business Day immediately preceding the Reset Date.

Mid Market Swap Rate:

“Mid Market Swap Rate” means the mid market U.S. dollar swap rate Libor basis having a five-year maturity appearing on Bloomberg page “ISDA 01” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) at 11:00 a.m. (New York time) on the Reset Determination Date, as determined by the Calculation Agent. If such swap rate does not appear on such page (or such other page or service), the Mid Market Swap Rate shall instead be determined by the Calculation Agent on the basis of (i) quotations provided by the principal office of each of four major banks in the U.S. dollar swap rate market (which banks shall be selected by the Calculation Agent in consultation with the Issuer no less than 20 calendar days prior to the Reset Determination Date) (the “Reference Banks”) of the rates at which swaps in U.S. dollars are offered by it at approximately 11.00 a.m. (New York time) (or thereafter on such date, with the Calculation Agent acting on a best efforts basis) on the Reset Determination Date to participants in the U.S. dollar swap rate market for a five-year period and (ii) the arithmetic mean expressed as a percentage and rounded, if necessary, to the nearest 0.001% (0.0005% being rounded upwards) of such quotations. If the Mid Market Swap Rate is still not determined on the Reset Determination Date in accordance with the foregoing procedures, the Mid Market Swap Rate shall be the mid market U.S. dollar swap rate Libor basis having a five-year maturity that appeared on the most recent Bloomberg page “ISDA 01” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) that was last available prior to 11.00 a.m. (New York time) on the Reset Date, as determined by the Calculation Agent.

Calculation Agent:

The Bank of New York Mellon, acting through its London branch, or its successor appointed by the Issuer. All determinations and any calculations made by the Calculation Agent for the purposes of calculating the Mid Market Swap Rate shall be conclusive and binding on the holders of the Notes, the Issuer and the trustee, absent manifest error. The Calculation Agent shall not be responsible to the Issuer, Noteholders or any third party for any failure of the Reference Banks to provide quotations as requested of them or as a result of the Calculation Agent having acted on any quotation or other information given by any Reference Bank which subsequently may be found to be incorrect or inaccurate in any way.

Record Dates:

The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Sinking Fund Provisions:

No sinking fund provisions.

Redemption Provisions for Notes:

Subject to certain conditions, the Notes are redeemable, at the option of the Bank, (i) on April 10, 2018, (ii) in the event of certain changes in tax law or regulation or the official application or interpretation thereof, and (iii) in the event the Bank determines that the Notes are fully excluded from Tier 2 Capital within the meaning of the capital adequacy requirements of the Prudential Regulation Authority or any other regulation, directive or other binding rules, standards or decisions adopted by the institutions of the European Union, in each case as specified in the preliminary prospectus supplement dated March 26, 2013 (as supplemented by the final term sheet dated April 3, 2013).

Time of Delivery:

April 10, 2013 by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Bank in same day funds.

Value Added Tax:

(a)	If the Bank is obliged to pay any sum to the Underwriters under this Agreement, which is the consideration for a supply made by the Underwriters to the Bank for value added tax (“VAT”) purposes and any VAT is properly charged on such supply for which the Underwriters are required to account to HM Revenue & Customs, the Bank shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b)	If the Bank is obliged to pay a sum to the Underwriters under this Agreement to reimburse any fee, cost, charge or expense properly incurred by the Underwriters under or in connection with this Agreement (the “Relevant Cost”), the Bank shall pay to the Underwriters an amount which:

(i)	if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are not entitled to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Bank for any amount paid by the Bank in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii)	if for VAT purposes the Relevant Cost is a disbursement for VAT purposes properly incurred by the Underwriters under, or in connection with, this Agreement as agent on behalf of the Bank, is equal to any part of the Relevant Cost which represents VAT provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Bank.

Closing Location: Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

Each Underwriter of Designated Securities represents, warrants and agrees with the Bank that, in connection with the distribution of the Designated Securities, directly or indirectly, it: (i) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Designated Securities in circumstances in which Section 21(1) of the FSMA would not, if the Bank were not an “authorized person”, apply to the Bank; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

Other Terms and Conditions:

As set forth in the Prospectus Supplement dated April 3, 2013 relating to the Designated Securities, incorporating the Prospectus dated August 31, 2010 relating to the Designated Securities.

SCHEDULE III

Issuer Free Writing Prospectuses:

Investor Presentation dated March 26, 2013, attached hereto as Exhibit A.

Final Term Sheet, dated April 3, 2013, attached hereto as Exhibit B.

III-1

EXHIBIT A

Investor Presentation, dated March 26, 2013

Contingent Capital Notes 26 March 2013 Marketing Deck

Contingent Capital Notes - Executive Summary
Following our inaugural Contingent Capital Notes (CCNs) transaction in November, we are pleased to invite indications of interest for a similar transaction
•
The development of a stable and viable contingent capital market represents an important step in transitioning European bank capital structures to meet CRD IV requirements with maximum efficiency, from both a cost and diversification perspective
•
Our primary considerations in issuing a second CCN transaction at this time include:
-
Additional build out of the contingent capital market
-
Desire to proactively transition to our CRD IV “target” capital structure
-
100% “loss absorbing capital” benefit from UK regulatory authorities
-
Incremental upgrade of Tier 2 (T2) capital to loss absorbing capital.
•
These CCNs will be a T2 security that includes a write-off feature should the Group’s published Core Tier 1
(CT1) / Common Equity Tier 1 (CET1) ratio, as appropriate, fall below 7% (Trigger Event).  We expect that, absent a Trigger Event, and consistent with the principles of the draft EU Recovery and Resolution
Directive
(RRD),
the CCNs will rank and be treated as
pari passu
with Barclays’ other T2 securities
•
Subject to investor feedback, our preference would be for a 10NC5 security (given the flexibility afforded by the call feature), as we transition to our end-state capital structure
•
Based on our current interpretation of CRD IV, we anticipate that investors will benefit from the following factors before CT1/CET1 trigger is breached:
-
Capital buffer of 4.0% (£15.3bn) against our 31 December 2012 CT1 ratio, post IFRS 10
1
and warrant
exercise
2
, of 11.0%
-
Barclays minimum CRD IV G-SIFI CET1 ratio requirements of 9.0%, below which distribution prohibitions apply
-
Internal capital management buffer targeting a minimum 10.5% CET1 ratio, post-CRD IV transition.
2   |   Contingent Capital Notes   |   26 March 2013
1
Implementation of IFRS 10 on 1 January 2013 resulted in a 12bps decrease in 31 December 2012 CT1 ratio of 10.9%
2
Warrants fully exercised in February 2013, resulting in increase in Barclays PLC’s CT1 equity capital by £750m, equivalent to an additional 19bps on its 31 December 2012
CT1 ratio of 10.9%

End-State Capital Structure
Our “target” capital structure was articulated during the marketing process for the
November 2012 transaction and anticipates expected CRD IV requirements and ICB proposals
•
Common Equity Tier 1 (CET1) target:
3   |   Contingent Capital Notes   |   26 March 2013
9%
7%
10.5%
10.9%
£42.1bn
CT1
Barclays Q4 2012
capital structure
(Basel 2.5)
2.4%
£9.5bn
T1 (traditional)
3.8%
£14.4bn
T2
17.1% Total
Capital Ratio
17.0% Total
Capital Ratio
Barclays “Target”
CRD IV / ICB capital
structure
2%
contingent
capital
4.5%
Equity
2.5% Capital
conservation
buffer
2.0% G-SIFI
1.5%
internal buffer
1.5%
AT1
5.0%
T2 / senior
unsecured
-
Reconstitutes the G-SIFI buffer on a Trigger Event, and
-
Reduces “moral hazard” for fixed income investors that an
excessive CCN layer could introduce.
-
A 2% CCN layer, assuming a 7% Trigger Event:
-
We are targeting a 2% CCN layer, with a 7% trigger event,
comprising the 1.5% AT1 requirement and a further 0.5%
T2 in the end-state; though we will “flex” these proportions in transition
•
Contingent Capital Notes (CCN) Target:
-
While a minimum of 2% T2 capital is required under CRD IV, the
Independent Commission on Banking (ICB) proposals require
17% primary loss absorbing capacity (PLAC)
-
PLAC can be met with senior unsecured debt. Accordingly, we
anticipate that 5% T2/senior unsecured will be required to meet the ICB 17% PLAC proposal.
•
Tier 2 (T2) target:
-
CRD IV incentivises a minimum 1.5% of AT1 which has to be in contingent capital form. Without this, excess equity would be required to avoid distribution restrictions (see next slide).
•
Additional Tier 1 (AT1) target:
-
Minimum regulatory requirements of 4.5% CET1 and 4.5%
“combined buffer requirement” (excluding counter-cyclical buffer)
-
Minimum “internal capital management buffer” of 1.5% CET1, to manage business as usual volatility in CET1 ratio.

Value of Contingent Capital under CRD IV
We view the issuance of additional CCNs in T2 form as the most efficient way to deepen the contingent capital market and prepare for AT1 CCNs that are key to our end-state capital target
•
In this example, the target minimum CET1 capital ratio of
10.5% comprises:
-
Minimum regulatory requirements of 4.5% CET1 (Art. 87
of CRR)
-
4.5% “combined buffer requirement” under Art. 122 of
CRD IV, excluding counter-cyclical buffer,
-
Minimum 1.5% CET1 “internal capital management
buffer”, to manage business as usual volatility in CET1
ratio.
•
Art. 87 of CRD IV incentivises 1.5% of AT1 to be used to make up the total T1 requirement of 6%. If no AT1 capital is held, this additional 1.5% T1 minimum regulatory requirement will
have to be met with CET1, which will not then be available to protect the “combined buffer requirement”
•
Art. 131 of CRD IV imposes restrictions on discretionary
distributions if the “combined buffer requirement” is breached
•
The benefit of holding 1.5% AT1 to the bank in this example is clear, without it:
-
1.5% CET1 internal management buffer vanishes
-
Art. 131 distribution restrictions would apply if CET1
reduced by 1bp
-
To re-instate a minimum 1.5% CET1 internal buffer against
distribution restrictions, the bank would need to operate with
12% CET1 on a business as usual basis.
•
Developing the AT1 market necessitates the development of a
deep and scalable contingent capital market. T2 CCNs
represent the most efficient means of doing so at this time.
4   |   Contingent Capital Notes   |   26 March 2013
4.5%
equity
Capital structure with 4.5%
CET1 and 1.5% AT1 to
meet T1 minimum
4.5% CRD IV
buffers held in
equity
1.5% internal
buffer held
in equity
6.0%
equity
1.5%
AT1 capital
4.5% CRD IV
buffers held
in equity
Capital structure with
6.0% CET1 and no AT1
to meet T1 minimum
Example Minimum Tier 1 Requirements and Regulatory
Buffers, assuming minimum CET1 target of 10.5%
4.5%
3.375%
2.25%
1.125%
0%
60%
40%
20%
0%
Minimum 6%
T1 ratio
under CRR
Art. 87
4.5% Equity
buffer
requirement
under CRD IV
Art. 122
Restrictions on
distributions are linear as
the combined buffer
requirement falls
below 4.5%
CRD IV Art. 131 restrictions
on distributions if
combined buffer
requirement < 4.5%

2.0%
(1.1%)
0.2%
(0.3%)
10.9%
10.6%
11.7%
31-Dec-12
(CT1 Ratio)
CRD IV &
IFRS 10 Impact
01-Jan-13
(CET1 Ratio)
Legacy &
Optimisation
2014/2015
Transitional
CRD IV impact
Warrant exercise
31-Dec-15 CET1 Ratio
pre RWA growth
& earnings

Transitional CET1 ratio projections
Despite new regulatory requirements and assuming no capital generation through earnings, we anticipate our transitional CET1 ratio to strengthen over time, as we seek to implement identified
RWA mitigating actions
•
Prior to implementation of CRD IV, the 7% Trigger Event will be measured by reference to Barclays’ current published
CT1 ratio (10.9%), calculated in line with FSA guidance set out in a letter to the British Bankers Association in 2009
1
•
Upon implementation of CRD IV, the 7% Trigger Event will be measured by reference to the CRD IV CET1 ratio, on the basis of the transition rules set out by FSA in its press release of 26 October 2012
2
•
Current capital buffer of 4.0% (£15.3bn) against our 31 December 2012 CT1 ratio, post IFRS10
3
and warrant exercise
4
, of
11.0%
•
Key assumptions
5
:
-
No CET1 capital generated or lost through earnings or losses
-
CET1 capital is impacted by CRD IV transitional adjustments and warrant exercise
-
RWA projections include £75bn gross savings through identified efficiencies (resulting in an estimated 200bps transitional CET1 ratio increase) and exclude any business growth
-
Market conditions prevailing at end of December 2012 hold through 2015.
5   |   Contingent Capital Notes   |   26 March 2013
4
1 FSA letter to BBA on 1 May 2009 (http://www.fsa.gov.uk/pubs/other/bba_letter.pdf)
2 FSA announcement on 26 October 2012 (http://www.fsa.gov.uk/about/what/international/basel/crd/ccr_crd/transitional-provisions)
3 Implementation of IFRS 10 on 1 January 2013 resulted in a 12bps decrease in 31 December 2012 CT1 ratio of 10.9%
4 Warrants fully exercised in February 2013, resulting in increase in Barclays PLC’s CT1 equity capital by £750m, equivalent to an additional 19bps on 31 December 2012 CT1 ratio of 10.9%
5 These assumptions are subject to significant uncertainties, as described in the “Risk Factors” section starting on page 72 of our Annual Report in 20-F for the year ended December 31, 2012 and in the preliminary prospectus supplement that will be filed with the SEC with respect to the CCNs and a copy of which will be provided to prospective investors

Contingent Capital Notes:  Key Terms & Conditions
6   |   Contingent Capital Notes   |   26 March 2013
Terms are similar to the previous CCN issuance and, in addition, include acknowledgement
Issuer Barclays Bank PLC
Expected Issue
Ratings
BBB-/ BBB- (S&P/Fitch)
Currency / Offering USD / SEC Registered
Subordination
Subordinated, pari passu
with existing Lower T2, in insolvency, absent a Trigger Event. Barclays expects that the
UK resolution authority would exercise its “bail-in” power having regard to the hierarchy of creditor claims.
Maturity [10NC5 / 10 year bullet] [one-time call on [March] [ ] 2018]
Interest [[Fixed/Floating] / reset on call date]. No interest deferral
Capital  Adequacy
Trigger Event
7% CET1 ratio (CT1 capital before CRD IV implementation date and CET1 capital after CRD IV implementation date  - transitioned as per FSA guidance - divided by risk-weighted assets calculated as per FSA standards applicable on the calculation date) measured on a quarterly basis or on any other date on which the CET1 ratio is calculated and subsequently published as required by the FSA
Write-off by means of
Automatic
Write-down
Following a Capital Adequacy Trigger Event, an Automatic Write-down of the Notes will occur such that Holder’s rights to principal and interest on the Notes are permanently written off and Holders will have no further rights against the Issuer
Contractual
Acknowledgement of
UK bail-in power
Acknowledgement under New York law that the Notes will be subject to future UK bank “bail-in” power, which, if exercised by the relevant UK resolution authority, may result in the cancellation of all, or a portion of, the principal amount of, or interest on, the Notes and/or the conversion of all or a portion of the principal amount of, or interest on, the Notes into shares or other obligations of Barclays Bank PLC or another person
Tax Call At price of 100% if required to pay Additional Amounts or interest payments no longer deductible for UK corporation tax purposes or Issuer is de-grouped for United Kingdom tax purposes as a result of a change in law
(including any material amendments to, or failure to enact, UK Finance Act 2013)
Regulatory Call At price of 100% if fully excluded from Tier 2 Capital
Denominations USD 200,000, integral amounts of USD 1,000 in excess thereof
Listing London
Governing Law New York law, save for subordination which will be governed by English law of a prospective statutory UK bank resolution bail-in power

Recovery and Resolution Directive (RRD)
•
On 6 June 2012, the European Commission
published a proposed RRD
•
The proposal includes a “bail-in” power that
provides resolution authorities with the power to
write-down or convert eligible liabilities into equity
in failing institutions and is applicable to all
liabilities (with certain exceptions)
•
The proposed RRD also provides resolution
authorities with the power to write-down and to
convert AT1 and T2 capital instruments, such as
the CCNs, from 1 January 2015
•
Bail-in tool for other eligible liabilities is expected
to be applicable from 1 January 2018
•
AT1 and T2 liabilities should only be written-down
and/or converted once CET1 instruments have
been exhausted
•
The proposed RRD contains a requirement for the
inclusion in the contractual provisions of
instruments which are governed by the law of
non-Member State jurisdictions a term by which
the creditor recognises that the instrument may
be subject to the statutory write-down and
conversion powers and agrees to be bound by
any write-down and/or conversion effected by the
resolution authority
Recovery and Resolution Plans
Terms of CCN clarify the expectation that investors would be treated as T2 consistently with other creditors of that class in the event a future statutory bail-in regime is introduced in the UK
7   |   Contingent Capital Notes   |   26 March 2013
Excerpt from the Preliminary Prospectus
Supplement dated March 26, 2013 (page S-30)
By its acquisition of the notes, each holder of the notes acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in the cancellation of all, or a portion, of the principal amount of, or interest on, the notes and/or the conversion of all, or a portion, of the principal amount of, or interest on, the notes into shares or other securities or other obligations of the
Issuer or another person, and the rights of the holders under the notes are subject to the provisions of any U.K. bail-in power which are expressed to implement such a cancellation or conversion.
For these purposes, a “U.K. bail-in power” is any statutory write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of credit institutions and investment firms incorporated in the United Kingdom in effect and applicable in the United
Kingdom to the Issuer or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms, pursuant to which obligations of a credit institution or investment firm or any of its affiliates can be cancelled and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the
“relevant U.K. resolution authority” is to any authority with the ability to exercise a
U.K. bail-in power).
According to the principles proposed in the draft RRD, Barclays expects that the relevant U.K. resolution authority would exercise its U.K. bail-in powers in respect of the notes having regard to the hierarchy of creditor claims and that the holders of the notes would be treated pari passu with all Other Pari Passu
Claims at that time being subjected to the exercise of the U.K. bail-in powers.

8   |   Contingent Capital Notes   |   26 March 2013
Disclaimer
This presentation has been produced by Barclays Bank PLC (“Barclays”) solely for use at this investor presentation held in connection with the offering of the Barclays Contingent
Capital Notes (“CCNs”) and may not be reproduced or redistributed, in whole or in part, to any other person.  Barclays has filed a registration statement (including a prospectus) and will file a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering of the CCNs to which this investor presentation relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement relating to the offering of the CCNs and other documents that
Barclays will file with the SEC for more complete information about Barclays and the offering of the CCNs. You may obtain these documents free of charge by visiting the SEC online database (EDGAR®) on the SEC’s website at (http://www.sec.gov). The prospectus dated August 31, 2010 is available under the following link:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm . The preliminary prospectus supplement dated on or about March 26, 2013 when filed with the SEC, will be available under the following link: http://www.sec.gov/edgar.shtml. Alternatively, you may obtain a copy of the prospectus and the preliminary prospectus supplement from
Barclays Capital Inc. by calling 1-888-603-5847.
This presentation is only being distributed  to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the
Financial Services and Markets Act 2000 (Financial Promotion)  Order 2005 (the “Order”) or (iii)  high net worth entities, and other persons to whom it may lawfully  be communicated, failing  within Article 49(2)(a) to (d) of the Order (all such persons together being referred  to as “relevant persons”). Any investment activity to which this communication may relate is only available to; and any invitation, offer, or agreement to engage in such investment activity will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Forward-looking Statements
This presentation contains certain forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the
U.S. Securities Act of 1933, as amended, with respect to certain of the Barclays Group’s plans and its current goals and expectations relating to its future financial condition and performance. Barclays cautions readers that no forward-looking statement is a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as “may”, “will”, “seek”, “continue”, “aim”, “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “projected”, “achieve” or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding Barclays future financial position, income growth, assets, impairment charges, business strategy, capital ratios (including, in particular, its projected CT1 and CET1 ratios), leverage, payment of dividends, projected levels of growth in the banking and financial markets, projected costs, commitments in connection with the Transform Programme, estimates of capital expenditures and plans and objectives for future operations and other statements that are not historical fact. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances, including, but not limited to, UK domestic, Eurozone and global macroeconomic and business conditions, the effects of continued volatility in credit markets, market related risks, such as changes in interest rates and foreign exchange rates, effects of changes in valuation of credit market exposures, changes in valuation of issued notes, the policies and actions of governmental and regulatory authorities (including requirements regarding capital and group structures and the potential for one or more countries exiting the Eurozone), changes in legislation, the further development of standards and interpretations under International Financial Reporting Standards (“IFRS”) and prudential capital rules applicable to past, current and future periods, evolving practices with regard to the interpretation and application of standards, the outcome of current and future legal proceedings, the success of future acquisitions and other strategic transactions, and the impact of competition – a number of such factors being beyond the Barclays Group’s control. In particular, the CRD IV rules, including with respect to the calculation of common equity tier 1 capital and risk weighted assets, have not been finalized and remain subject to change by European legislators, and the Financial Services
Authority of the United Kingdom (the “FSA”), may also alter its stated approach to the adoption of CRD IV in the United Kingdom, and, accordingly, the basis on which certain calculations in this investor presentation are made may be different than the requirements under the final CRD IV rules as they apply in the United Kingdom.  As a result of these uncertain events and circumstances, the Barclays Group’s actual future results and capital ratios may differ materially from the plans, goals, and expectations set forth in the Barclays
Group’s forward-looking statements. Any forward-looking statements made herein or in the documents incorporated by reference herein speak only as of the date they are made.
Except as required by the FSA, the London Stock Exchange plc (“LSE”) or applicable law, Barclays expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this investor presentation or the documents incorporated by reference herein to reflect any changes in expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that
Barclays has made or may make in documents that the Barclays Group has filed or may file with the SEC.

9   |   Contingent Capital Notes   |   26 March 2013
Disclaimer (continued)
Certain non-IFRS measures
This investor presentation includes a calculation of transitional Common Equity Tier 1 (“CET1”) ratio as at 1 January  2013. Transitional CET1 ratio is a regulatory measurement that is not yet required to be disclosed and, as such, represents a non-IFRS measure. Management views its transitional CET1 ratio as a key measure in monitoring the Group’s capital position. Transitional CET1 ratio has been calculated on the basis of our current interpretation of the new capital requirements regulation and capital requirements directive that implement Basel 3 proposals within the EU (known as CRD IV), including transitional provisions in line with the FSA’s statement on CRD IV transitional provisions in October 2012, assuming they were applied as at 1 January 2013. The methodologies for calculating this measurement is not yet finalised: they are subject to further revisions ahead of their implementation date and our interpretation of this calculations may not be consistent with other financial institutions. For more information on the calculation of this measurement and the impacts of Basel 3, see pages 130-134 of our Annual Report on Form 20-F for the year ended December 31, 2012 (“2012 Form 20-F”). See also pages 131-132 of our 2012 Form
20-F for information on our Core Tier 1 ratio calculated on the basis that currently applies to the Barclays Group under applicable regulatory requirements.
INVESTING
forth under “Risk Factors” of the preliminary prospectus supplement which will be filed with the SEC and “Risk Review -Risk factors” beginning on page 72 of our 2012 Form 20-F. In particular, you should be aware that, upon the occurrence of a Capital Adequacy Trigger Event, which will result in an Automatic Write-Down (each as defined in the preliminary prospectus supplement to be filed with the SEC), holders of CCNs will lose their entire investment in the CCNs. Barclays urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the CCNs.
References to internet websites in this presentation are made for informational purposes only, and information found at such websites is not incorporated by reference into this presentation.
IN THE CCNs IS SPECULATIVE AND INVOLVES RISK OF LOSING YOUR ENTIRE INVESTMENT. You should carefully review, among other things, the matters set

Treasury
Steven Penketh
+44 (0)20 7773 0125
steven.penketh@barclays.com
Investor Relations
Charlie Rozes
+44 (0)20 7116 5752
charlie.rozes@barclays.com
Capital Products
Peter Jurdjevic
+44 (0)20 3134 8708
peter.jurdjevic@barclays.com
Website
http://group.barclays.com/about-barclays/investor-relations#debt-investors
Jennifer Moreland
+44 (0)20 3555 4495
jennifer.moreland@barclays.com
Richard Caven
+44 (0)20 7116 2809
richard.caven@barclays.com
Debt Capital Markets
Dan Fairclough
+44 (0)20 3134 8618
daniel.fairclough@barclays.com
Contact Information
10   |   Contingent Capital Notes   |   26 March 2013

EXHIBIT B

Final Term Sheet for the Notes, dated April 3, 2013

Pricing Term Sheet

Issuer:	Barclays Bank PLC

Expected Issue Ratings:	BBB- (S&P), BBB- (Fitch)[1]

Status:	Dated Subordinated Debt

Legal Format:	SEC Registered

Principal Amount:	USD 1,000,000,000

Trade Date:	3 April, 2013

Settlement Date:	10 April, 2013

Maturity Date:	10 April, 2023

Optional Call Date:	10 April, 2018 (one time call only)

Initial Interest Period:

Initial Fixed Rate:	7.75%, from and including 10 April, 2013 to, but excluding, the Reset Date

Reset Date:	10 April, 2018

Initial Interest Payment Dates:	Semi-annually in arrear on each of 10 April and 10 October in each year up to and including the Reset Date, commencing on 10 October, 2013.

Day Count:	30/360, following, unadjusted

Benchmark Treasury:	UST 0.75 3/31/18

Spread to Benchmark:	+701.9 bps

Spread to Mid Market Swap Rate:	+683.3 bps

Interest Period Following the Reset Date:

Fixed Rate Following the Reset Date:	The prevailing Mid Market Swap Rate on the Reset Determination Date plus 6.833%, from and including the Reset Date (see below for definition of Mid Market Swap Rate).

Interest Payment Dates Following the Reset Date:	Semi-annually in arrear on each of 10 April and 10 October in each year, commencing on 10 October, 2018 and ending on the Maturity Date.

Day Count:	30/360, following, unadjusted

Spread to Mid Market Swap Rate:	+683.3 bps

Reset Determination Date:	“Reset Determination Date” means the second Business Day immediately preceding the Reset Date.

1 Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Mid Market Swap Rate:

“Mid Market Swap Rate” means the mid market U.S. dollar swap rate Libor basis having a five-year maturity appearing on Bloomberg page “ISDA 01” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) at 11:00 a.m. (New York time) on the Reset Determination Date, as determined by the Calculation Agent. If such swap rate does not appear on such page (or such other page or service), the Mid Market Swap Rate shall instead be determined by the Calculation Agent on the basis of (i) quotations provided by the principal office of each of four major banks in the U.S. dollar swap rate market (which banks shall be selected by the Calculation Agent in consultation with the Issuer no less than 20 calendar days prior to the Reset Determination Date) (the “Reference Banks”) of the rates at which swaps in U.S. dollars are offered by it at approximately 11.00 a.m. (New York time) (or thereafter on such date, with the Calculation Agent acting on a best efforts basis) on the Reset Determination Date to participants in the U.S. dollar swap rate market for a five-year period and (ii) the arithmetic mean expressed as a percentage and rounded, if necessary, to the nearest 0.001% (0.0005% being rounded upwards) of such quotations. If the Mid Market Swap Rate is still not determined on the Reset Determination Date in accordance with the foregoing procedures, the Mid Market Swap Rate shall be the mid market U.S. dollar swap rate Libor basis having a five-year maturity that appeared on the most recent Bloomberg page “ISDA 01” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) that was last available prior to 11.00 a.m. (New York time) on the Reset Date, as determined by the Calculation Agent.

The Fixed Rate following the Reset Date may be less than the Initial Fixed Rate.

Business Days:	New York, London

Reoffer Yield:	7.75%

Price to Public:	100.000%

Estimated Underwriter Compensation:	Estimated to be a maximum of approximately 2.0% of principal amount of the Notes, including a structuring fee of 0.50% payable to Barclays Capital Inc.

Estimated Net Proceeds:	USD 980,000,000

Principal Redemption:	100.000%

Interest Deferral:	None.

Joint Bookrunners:	Barclays Capital Inc., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC.

Co-lead managers:	Banco Bilbao Vizcaya Argentaria, S.A., Capital One Southcoast, Inc., COMMERZBANK AKTIENGESELLSCHAFT, ING Bank N.V. Belgian Branch, Lloyds TSB Bank plc, Mediobanca – Banca di Credito Finanziario S.p.A., Mizuho Securities USA Inc., Royal Bank of Canada Europe Limited, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SMBC Nikko Capital Markets Limited, TD Securities (USA) LLC

Ranking:	Subordinated obligations. In winding up or administration of the Issuer, the Notes shall rank at least pari passu with other dated subordinated obligations and other securities of the Issuer which in each case by law rank, or by their terms are expressed to rank, pari passu with the Notes (including the Issuer’s $1.25 billion 5.14% Lower Tier 2 Notes due October 2020 and the Issuer’s $3 billion 7.625% Contingent Capital Notes due November 2022)

Capital Adequacy Trigger Event:

A “Capital Adequacy Trigger Event” shall occur if the CET1 Ratio as of the last day of each fiscal quarter or as of any other business day on which the CET1 Ratio is calculated upon the instruction of the Prudential Regulation Authority (as defined in the prospectus supplement) (the “PRA”), as the case may be, is less than 7.00% on such date.

“CET1 Ratio” means, on the relevant date, the ratio of CET1 Capital to the Risk Weighted Assets (each as defined in the prospectus supplement) of Barclays PLC and its consolidated subsidiaries (the “Group”), calculated by Barclays PLC on a consolidated basis in accordance with PRA guidelines applicable to the Group, expressed as a percentage.

“CET1 Capital” means, on the relevant date, (i) before the CRD IV implementation date, “core tier 1 capital” of the Group, less applicable deductions, and (ii) after the CRD IV implementation date, the “common equity tier 1 capital” of the Group, less applicable deductions, in either case as calculated by Barclays PLC on a consolidated basis in accordance with PRA guidelines applicable to the Group (as more fully described in the prospectus supplement).

The term “core tier 1 capital” shall have the meaning assigned to such term in the capital adequacy standards and guidelines of the PRA and “common equity tier 1 capital” shall have the meaning assigned to such term in CRD IV, subject to the transitional arrangements as implemented by the PRA.

Automatic Write-Down:

If a Capital Adequacy Trigger Event occurs, then an Automatic Write-Down will occur.

“Automatic Write-Down” means the automatic write-down of the full principal amount of the Notes that has not become due to zero and the cancellation of the notes upon the expiration of the Suspension Period (as defined in the prospectus supplement).

Any Automatic Write-Down will result in holders not having any rights with respect to repayment of the principal amount of the Notes that has not become due or the payment of interest on such Notes for any period from (and including) the interest payment date falling immediately prior to the occurrence of such Automatic Write-Down, except for any rights of the holders with respect to any payments under the Notes that were due and payable prior to the date of such Automatic Write-Down. As a result, the holders will lose their entire investment in the Notes. Prior to the date on which an Automatic Write-Down occurs, the Issuer will give an Automatic Write-Down Notice to the trustee and the holders via The Depository Trust Company (“DTC”). Following the receipt of the Automatic Write-Down Notice by DTC and the commencement of the Suspension Period, DTC shall suspend all clearance and settlement of the Notes. As a result, holders will not be able to settle the transfer of any Notes from the commencement of the Suspension Period, and any sale or other transfer of the Notes that a holder may have initiated prior to the commencement of the Suspension Period that is scheduled to settle during the Suspension Period will be rejected by DTC and will not be settled within DTC.

Each purchaser of the Notes by its acquisition of the Notes and as a holder of Notes:

(1) consents to the Automatic Write-Down and acknowledges that such Automatic Write-Down of its Notes following a Capital Adequacy Trigger Event may occur without any further action on such holder’s part and authorizes, directs and requests DTC and any direct participant in DTC or other intermediary through which it holds such notes to take any and all necessary action, if required, to implement the Automatic Write-Down; and

(2) (i) agrees to all the terms and conditions of the Notes, including, without limitation, those related to the occurrence of a Capital Adequacy Trigger Event and any related Automatic Write-Down, (ii) agrees that effective upon, and following, the occurrence of the Automatic Write-Down, other than with respect to payments that have become due and payable prior to such Automatic Write-Down, no amount shall be due and payable to the holders under the Notes, and the holders shall not have the right to give a direction to the trustee with respect to the Capital Adequacy Trigger Event and any related Automatic Write-Down and (iii) waives, to the extent permitted by the Trust Indenture Act, any claim against the trustee arising out of its acceptance of its trusteeship for the Notes, including, without limitation, claims related to or arising out of or in connection with a Capital Adequacy Trigger Event and/or the Automatic Write-Down.

Agreement with Respect to Exercise of UK Bail-in Power:

By its acquisition of the Notes, each holder of the Notes acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in the cancellation of all, or a portion, of the principal amount of, or interest on, the Notes and/or the conversion of all, or a portion, of the principal amount of, or interest on, the Notes into shares or other securities or other obligations of the Issuer or another person (other than in respect of each of the foregoing, payments of principal and interest that have become due and payable prior to the exercise of the U.K. bail-in power), and the rights of the holders under the Notes are subject to the provisions of any U.K. bail-in power which are expressed to implement such a cancellation or conversion.

For these purposes, a “U.K. bail-in power” is any statutory write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of credit institutions and investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Issuer or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms, pursuant to which obligations of a credit institution or investment firm or any of its affiliates can be cancelled and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

According to the principles proposed in the draft RRD, Barclays expects that the relevant U.K. resolution authority would exercise its U.K. bail-in powers in respect of the notes having regard to the hierarchy of creditor claims and that the holders of the notes would be treated pari passu with all Other Pari Passu Claims (as defined in the prospectus supplement) at that time being subjected to the exercise of the U.K. bail-in powers.

By its acquisition of the Notes, each holder of the Notes, to the extent permitted by the Trust Indenture Act, waives any and all claims against the trustee for, agrees not to initiate a suit against the trustee in respect of, and agrees that the trustee shall not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Notes.

By its acquisition of the Notes, each holder shall be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the notes and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Notes as it may be imposed, without any further action or direction on the part of such holder.

Tax Call:

The Issuer may, at its option, redeem the Notes upon giving notice, in whole but not in part, at a redemption price equal to 100% of their principal amount, together with any accrued but unpaid interest to the date fixed for redemption, upon the occurrence of a Tax Event (subject to (i) the provisions described under “Conditions on Redemption” below, (ii) the circumstance that entitles the Issuer to exercise such right of redemption of the notes not being (in the opinion of the Issuer) reasonably foreseeable at the Settlement Date and (iii) in the case of each Tax Event, such obligation not being able to be avoided by the Issuer taking reasonable measures available to it).

A “Tax Event” shall be deemed to have occurred in the event of any change in tax law or regulation or the official application or interpretation thereof including, without limitation, (a) any failure to enact the U.K. Finance Act 2013 or (b) any material amendment (whether at the time of enactment or thereafter) to the draft U.K. Finance Act 2013 published on December 11, 2012 relating to the taxation of Tier 2 Capital) that would (1) require the Issuer (or any successor entity) to pay additional amounts to holders, (2) result in the Issuer (or any successor entity) not being entitled to claim a deduction in respect of any payments in computing its (or any successor entity’s) taxation liabilities or materially reducing the amount of such deduction or (3) result in the Issuer (or any successor entity) not, as a result of the Notes being in issue, being able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies it (or any successor entity) is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as at the date of issue of the notes or any similar system or systems having like effect as may from time to time exist).

Regulatory Call:

The Issuer may, at its option, redeem the Notes upon giving notice, in whole but not in part, at a redemption price equal to 100% of their principal amount, together with any accrued but unpaid interest to the date fixed for redemption, upon the occurrence of a Regulatory Event (subject to (i) the provisions described under “Conditions on Redemption” below and (ii) the circumstance that entitles the Issuer to exercise such right of redemption of the notes not being (in the Issuer’s opinion) reasonably foreseeable at the Settlement Date).

A “Regulatory Event” means that the Issuer determines that for any reason the Notes are fully excluded from the Group’s Tier 2 Capital within the meaning and for the purposes of (1) the capital adequacy requirements of the PRA or (2) any other regulation, directive or other binding rules, standards or decisions adopted by the institutions of the European Union.

Optional Call:	The Issuer may, at its option, redeem the Notes, in whole but not in part, on 10 April, 2018 at 100% of their principal amount, together with any accrued but unpaid interest to (but excluding) the date fixed for redemption (subject to the provisions described under “Conditions on Redemption” below).

Conditions on Redemption:

Notwithstanding any other provision:

(1) the Issuer may redeem the Notes prior to their Maturity Date only if the Issuer has obtained the PRA’s prior consent (as (and to the extent) required by applicable law and regulation) for the redemption of the relevant Notes in question; and

(2) in the event of a redemption prior to the fifth anniversary of the Settlement Date, only if (i) the circumstance that entitles the Issuer to exercise that right of redemption is the result of a change in the applicable tax treatment or regulatory classification of the Notes; and (ii) if at the time of the exercise of the right of redemption (and if and to the extent required at such time), the Issuer complies with the PRA’s main Pillar 1 rules applicable to the Issuer and other BIPRU firms (within the meaning of the PRA’s General Prudential Sourcebook) and will continue to do so after the redemption of the Notes.

Denominations:	USD 200,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06739FHK03 / 06739FHK0

Documentation:	To be documented under the Issuer’s SEC registered shelf

Clearing	DTC

Listing:	London

Calculation Agent:	The Bank of New York Mellon, acting through its London branch, or its successor appointed by the Issuer. All determinations and any calculations made by the Calculation Agent for the purposes of calculating the Mid Market Swap Rate shall be conclusive and binding on the holders of the Notes, the Issuer and the trustee, absent manifest error. The Calculation Agent shall not be responsible to the Issuer, Noteholders or any third party for any failure of the Reference Banks to provide quotations as requested of them or as a result of the Calculation Agent having acted on any quotation or other information given by any Reference Bank which subsequently may be found to be incorrect or inaccurate in any way.

Governing Law:	New York law, except for subordination provisions which will be governed by the laws of England and Wales.

The Issuer has filed a registration statement, including a prospectus and preliminary prospectus supplement, with the U.S. Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read each of these documents and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847, BNP Paribas Securities Corp. at 1-800-854-5674, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649 or Wells Fargo Securities, LLC at 1-800-326-5897.